10th Fl., Rm. 1001, 205 DunHua N. Road	www.taiwangreaterchinafund.com
Taipei, Taiwan, R.O.C.	NYSE: TFC
Tel: 886-2-2715-2988	Fax: 886-2-2715-3166


December 15, 2004


Dear Sirs:

Re:  Registrant Name:  Taiwan Greater China Fund
	File Number:  811 05617
	For the fiscal year ended December 31, 2004
	Attachment to Form NSAR regarding Accounting Changes


The Trust has decided to change its method of determining costs and realized gains and losses on securities transactions from the average cost to the specific identification method on the financial statements as of and for the year ended December 31, 2004. The Trust determines identified cost by identifying specific shares using the first in, first out method for the securities sold.

The reasons for the preferability of the specific identification method are as follows:

The specific identification method of computing gains and losses for financial reporting purpose would be consistent with the method used for federal income tax purposes. This will minimize the differences in dividend distribution calculated on a tax basis and financial basis and enhance users comprehension of financial statements as a result of the synchronization of realized gains on a tax basis and financial basis.


Adopting the same accounting principle for both financial and income tax reporting will reduce the internal control risks resulting from two sets of securities transaction records and thereby enhance financial reporting.

Furthermore, since the Trust values its investment securities at the closing market price, the change in method of determining costs and realized gains and losses on securities transactions will not have any significant effect on the ability of users to analyze and understand the comparative financial information from one period to another.

The cumulative effects of such a change are as follows:

The aggregate cumulative impact calculated as of the end of November 2004 was approximately USD10,000, which represents 0.01% of net assets.

The cumulative impact on the comparative statement of changes in net assets for the year 2003 is USD1,823,027, which represents a reclassification of realized and unrealized capital gain on securities investments.




Sincerely,

/s/ Cheryl Chang

Cheryl Chang, CFO
Taiwan Greater China Fund